Exhibit 10.9

REVERSE TRANSITION SERVICES AGREEMENT

THIS REVERSE TRANSITION SERVICES AGREEMENT (this “Agreement”), dated April 24, 2015, is entered into by and between Windstream Services, LLC, a Delaware limited liability company (“WIN”), and CSL National, LP, a Delaware limited partnership (“CSL”), on behalf of itself and its Affiliates, including Talk America Services, LLC (“TAS”). WIN and CSL are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, CSL and WIN have entered into that certain Separation and Distribution Agreement, dated March 26, 2015 (the “Distribution Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Distribution Agreement);

WHEREAS, WIN desires for CSL to provide certain services in support of WIN’s business; and

WHEREAS, the Parties desire that, for a limited transition period, CSL shall provide certain services to WIN and its Affiliates on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Description of Services.

(a) Services. Subject to the terms and provisions of this Agreement CSL shall (or shall cause its Affiliates to) provide to WIN the services set forth on Exhibit 1 hereto (as such Exhibit 1 may be amended by the mutual agreement of the Parties in writing from time to time, the “Services Attachment”) (the “Services”).

(b) Purchase of Additional or Modified Services. From time to time, WIN may request CSL to provide additional or modified Services that are not described in Exhibit 1, but are of a similar scope or nature as those used by WIN prior to the Distribution Date. CSL will use commercially reasonable efforts to accommodate any reasonable requests by WIN to provide such additional or modified Services. In order to initiate a request for additional or modified Services, WIN shall submit a request in writing to CSL specifying the nature of the additional or modified Services and requesting a cost estimate (based on the general parameters set forth in this Agreement) and time frame for completion. CSL shall respond within ten (10) business days to such written request; provided that, subject to the second sentence of Section 1.3, such ten (10) business day period shall be subject to a reasonable extension if, due to the volume, frequency or type of requests submitted by WIN, CSL’s preparation of responses to such requests is materially interfering with, or is likely to materially interfere with, CSL’s normal business activities. If CSL can accommodate WIN’s request to provide such additional or modified Services, and if WIN accepts the terms and conditions set forth in CSL’s response to such request, then such additional or modified Services shall be provided hereunder and according to the terms agreed to by the Parties in a written amendment to this Agreement, which shall be consistent to the greatest extent practicable with the terms of this Agreement.

(c) Ancillary Services. Any functions, responsibilities, activities or tasks that are not specifically described in this Agreement or the Exhibit hereto, but are reasonably required for the proper performance and delivery of the Services (including any additional or modified Services), and are a necessary or inherent part of such Services, as performed by CSL, in the ordinary course of business, shall be deemed to be implied by and included within the scope of such Services, subject to any limitations set forth in this Agreement or the Exhibit hereto, to the same extent and in the same manner as if specifically described in this Agreement.

(d) Modifications. Unless otherwise provided for in this Agreement, if WIN makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the WIN business, and such change has a materially adverse impact on CSL’s ability to provide any of the Services, then CSL shall be excused from performance of any such affected Service until WIN mitigates the material adverse impact of such change or the Parties enter into an agreement to purchase additional or modified services that may be necessitated by such changes, and WIN shall be responsible for all direct expenses incurred by CSL in connection with the cessation and, if applicable, the resumption of the affected Services.

(e) Transition Plan. The Parties shall agree on a written transition plan after the execution of this Agreement (the “Transition Plan”) which shall include: (i) a plan and timetable for the migration of WIN away from the Services; (ii) assistance in relation to migration (including the migration of data and the “Carve-Out Assistance” listed in the Services Attachment); (iii) information in relation to the operation of the relevant IT systems and the interface between such IT systems for the purpose of implementing the migration referred to in this Section (including the applicable Services listed in the Services Attachment); (iv) respective responsibilities of the Parties in carrying out the migration; and (v) safeguards to ensure minimal disruption to both Parties’ ongoing businesses during the migration. Each Party shall implement and comply with its obligations under the Transition Plan. Except as may otherwise be expressly provided in the Transition Plan or Schedule of Services, as applicable, WIN shall bear all costs associated with the migration by WIN away from the Services provided by CSL.

(f) Representatives.

(i) Transition Representatives. Each Party will designate an individual who shall be the primary interface for the purposes of coordinating the Services provided hereunder (the “Transition Representative”). Such individual shall (A) coordinate with the other Party and their Service Representatives (as defined below) to provide the relevant contacts in that Party’s applicable departments for the purposes of implementing and performing the Services, and (B) evaluate in consultation with the other Party’s Transition Representative when a particular Service may be terminated. The Transition Representative shall perform the duties required hereby in a professional and timely manner. Each Party may change its Transition Representative by giving written notice to the other in accordance with the notice provisions of this Agreement.

(ii) Role of the Service Representative. Each Party shall provide up to two (2) individuals (each, a “Service Representative”) who are familiar with that Party’s business and who will be that Party’s primary points of contact in dealing with the other Party’s Service Representatives under this Agreement and who will have the authority and power to make decisions with respect to actions to be taken by such Party with respect to the provision of Services under this Agreement. Each Party may change its Service Representative(s) by giving written notice to the other in accordance with the notice provisions of this Agreement.

(iii) Obligations of the Service Representatives. Each Party shall, or shall ensure that their Service Representative, as applicable, respond within a commercially reasonable time to any reasonable requests by the other Party or its Service Representative for such Party’s Service Representative to provide directions, instructions, approvals, authorizations, decisions or other information reasonably necessary for CSL to perform any Services; provided, however, any request contemplated in Section 1(b) of this Agreement shall be delivered by and to, and accepted or rejected by, the Transition Representatives.

(iv) Meetings of the Transition and Service Representatives. The Transition Representatives and the Service Representatives shall meet on a monthly basis (which meeting may be held telephonically) during the Term. The purpose of such meetings shall be to discuss the Services and each Party’s obligations under this Agreement, including operational details, transitional matters, dispute resolution and any other issues related to this Agreement. Such meetings will take place at mutually agreed locations (including by teleconference) and may include a reasonable number of additional representatives from either Party.

(g) Standard of the Provision of Services. CSL shall provide the Services in a manner and at a level as more particularly described in Section 8 of this Agreement. CSL shall provide Services in accordance in all material respects with all applicable Laws.

2. Term.

(a) The term of this Agreement shall commence on the date hereof and, unless terminated earlier in accordance with Section 12, expire on the latest end date specified in Exhibit 1 (the “Term”). Thereafter, if WIN desires and CSL agrees to continue to perform any of the Services after the Term has expired, the parties shall negotiate in good faith to determine an amount that compensates CSL for all of its costs for such performance. The Services so performed by CSL after the expiration of the Term shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

(b) CSL shall (or shall cause its Affiliates to) provide each Service for the period commencing on the date hereof and ending on the earlier to occur of (i) the expiration of the Term, (ii) the Parties mutually agree in writing that such Service is no longer required to be provided by CSL or its Affiliates, or (iii) the date upon which the trigger event for termination occurs for such Service as set forth in the Services Attachment, subject to earlier termination of this Agreement or termination of all or a portion of the Services, as set forth in Section 12 hereof.

Notwithstanding the foregoing, WIN shall (and shall cause its Affiliates to) use commercially reasonable efforts to transition the Services to another, non-transitional provider as quickly as practicable or, as applicable, to cause WIN and/or its Affiliates to provide the Services.

3. Consideration for Services. As consideration for the Services, WIN shall pay to CSL the service fee for the Services as set forth in the Services Attachment and for all out-of-pocket costs and expenses from third parties actually incurred by CSL in the provision of the Services that are explicitly set forth in the applicable Services Attachment or otherwise approved in writing (including by electronic mail) by WIN’s Transition Representative or Service Representatives prior to CSL incurring such out-of-pocket expense; provided, however, CSL shall be excused from performance for Services to the extent CSL’s performance is delayed as a result of WIN’s pre-approval process for third-party costs and expenses (the “Service Fee”).

4. Terms of Payment.

(a) Not later than thirty (30) calendar days following the end of each calendar month during the Term, CSL shall submit to WIN in writing an invoice setting out in reasonable detail each Service performed by CSL during the preceding month and the related Service Fee. WIN shall pay the amount shown on each such invoice no later than thirty (30) calendar days after receipt of such invoice; payment shall be made without withholding or deduction of any kind. If such amount is not received by CSL within such 30-day period, WIN shall also pay CSL interest from and after the last day of such 30-day period following receipt of such invoice, at a rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of such invoice by the Wall Street Journal.

(b) Any transition, excise, sales, use or similar tax charged to, assessed on or incurred by the rendering of the Services shall be split equally between CSL, on the one hand, and WIN, on the other hand, and WIN’s share shall be paid to CSL in addition to the Service Fees; provided, however, CSL shall be solely responsible for its own income taxes.

(c) Should WIN dispute in good faith any portion or the entire amount due on any invoice or require any adjustment to an invoiced amount, WIN shall promptly notify CSL in writing of the nature and basis of the dispute and/or adjustment within fifteen (15) business days after WIN’s receipt of such invoice. If WIN fails to notify CSL within such 15-day period, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by WIN or any Affiliate thereof. In the event WIN timely delivers notice of a dispute and/or adjustment, the Parties shall use their reasonable best efforts to resolve such matter within thirty (30) calendar days. CSL shall reimburse WIN within fifteen (15) business days following, as applicable (i) agreement by the Parties of any excess payment made by WIN in respect of Services, or (ii) resolution of any disputed amounts paid in excess of the amount of the costs of such Services, in either case, with interest from and after the date payment was made by WIN through, but excluding, the date of reimbursement by CSL, at the rate per annum equal to the prime lender rate as reported on the last day of the calendar month in respect of the applicable invoice by the Wall Street Journal.

(d) WIN and CSL agree to remit payments to each other in accordance with the terms and conditions set forth in the Billing and Remittance Agreement between the Parties.

5. Method of Payment. All amounts payable by WIN hereunder shall be remitted to CSL in United States dollars to a bank to be designated in the invoice or otherwise in writing by CSL, unless otherwise provided for and agreed upon in writing by the Parties.

6. Accounting Records and Documents.

(a) CSL or its Affiliates shall be responsible for maintaining full and accurate accounts and records of all Services rendered pursuant to this Agreement and such additional information as WIN may reasonably request for purposes of their internal bookkeeping, accounting, operations and management. CSL shall maintain its accounts and records in accordance with past practice; provided, that, to the extent full and accurate information is not relied upon by CSL in the ordinary course of business with respect to any particular item, unit or market/sub-market, CSL shall maintain such accounts and records on the basis of appropriate and reasonable allocations. CSL shall keep such accounts and records available, during all reasonable business hours during the Term of this Agreement, at its principal offices, or at such other location as required by applicable Laws, for audit, inspection and copying by WIN and Persons, upon reasonable notice, authorized by them or any governmental agency having jurisdiction over WIN; provided, that, the costs or expenses incurred by CSL or WIN for any such audit, inspection or copying shall be the sole responsibility of WIN.

(b) At any time during the Term of this Agreement, WIN, or its authorized independent auditors or counsel, shall have the right to inspect and audit CSL’s accounts, books and records relating to the Services upon five (5) business days prior written notice during regular business hours and without undue disruption of the normal operations of CSL.

(c) All information WIN, its Affiliates and its other authorized Persons gain access to pursuant to this Section 6 shall be subject to the terms of the confidentiality provisions set forth in Section 13 of this Agreement.

7. Consents.

(a) If any consent or approval of, or notice to, any third party is required to implement the terms of this Agreement (“Third Party Consent”), CSL and WIN shall each use their respective reasonable endeavors to obtain any Third Party Consent as soon as reasonably practicable, each at the cost of WIN. If any such Third Party Consent is refused or not obtained within three (3) months after the Distribution Date, the Parties shall co-operate in good faith to agree and implement reasonable alternative arrangements which achieve the same commercial effect as that contemplated by this Agreement.

(b) If either Party so requests, the other Party shall provide all reasonable assistance in obtaining any Third Party Consent and neither Party will unreasonably do or omit to do anything which would cause any relevant third party to refuse to grant or to terminate or revoke any Third Party Consent.

8. Performance Standards. In providing the Services to WIN under this Agreement, CSL shall (and shall cause its Affiliates to) provide the Services in a timely and professional manner generally consistent with the past practices of CSL and its Affiliates in providing the same or similar Services to the WIN business prior to the execution of the Distribution Agreement and in conformance in all material respects with any service levels set forth in the applicable Services Attachment. For purposes of clarity, the Parties agree that the measure of such past performance shall be, except as otherwise agreed in writing by the Parties, that CSL shall provide each of the Services in substantially the same manner and with substantially the same level of care and service as the manner and the level of care and service with which such Service was provided during 2014.

9. No Representations or Warranties. CSL MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE TRANSITION SERVICES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY AND ALL REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

10. Status of Employees and Facilities; Proprietary Rights.

(a) Whenever CSL utilizes its (or its Affiliates’) employees to perform the Services for WIN pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of CSL (or its Affiliates), and WIN shall have no liability to such Persons for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations by virtue of the relationships established under this Agreement. CSL shall have complete discretion to supervise and manage such employees and any third-party contractors providing the Services on behalf of CSL, and CSL is not required to continue employment for any specific individual personnel of CSL or its Affiliates or to maintain engagements with specific third-party contractors. No equipment or facility of CSL used in performing the Services for or subject to use by WIN shall be deemed to be transferred, assigned, conveyed or leased by such performance or use. CSL shall maintain appropriate security, maintenance and insurance coverage on such equipment or facility.

(b) Except as set forth in the Services Attachment, to the extent CSL or its Affiliates use any proprietary intellectual property rights owned by or licensed to CSL or its Affiliates in providing the Services, such proprietary intellectual property rights and any derivative works thereof, or modifications or improvements thereto, conceived or created as part of the provision of Services (“Improvements”) will, as between the Parties, remain the sole property of CSL or its Affiliate, as applicable, unless any such Improvement was created for WIN pursuant to a certain Service. If any Improvement is created for WIN pursuant to a certain Service or other proprietary intellectual property rights are created specifically for WIN pursuant to Services provided under the Services Attachment (a “WIN Specific Improvement”), such WIN Specific Improvement shall be owned by WIN. The applicable Party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such Party’s right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved.

11. Indemnification.

(a) From and after the date of this Agreement, CSL shall indemnify, defend and hold harmless the WIN Indemnified Parties from and against all Liabilities asserted against, imposed upon or incurred by the WIN Indemnified Parties resulting from, arising out of, based upon or otherwise in respect of any third party claim arising out of the gross negligence or willful misconduct of CSL in the performance of its obligations under this Agreement, except to the extent any such Liabilities arise out of or result from the gross negligence or willful misconduct of WIN.

(b) From and after the date of this Agreement, WIN shall indemnify, defend and hold harmless the CSL Indemnified Parties from and against all Liabilities asserted against, imposed upon or incurred by the CSL Indemnified Parties resulting from, arising out of, based upon or otherwise in respect of any third party claim arising out of the gross negligence or willful misconduct of WIN in the performance of its obligations under this Agreement, except to the extent any such Liabilities arise out of or result from the gross negligence or willful misconduct of CSL.

(c) In the event CSL (or any CSL Indemnified Party) or WIN (or any WIN Indemnified Party) shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Article VII of the Distribution Agreement as if fully set forth herein.

(d) Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM ANY OTHER PARTY’S RIGHTS) FOR PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF BUSINESS, LOSS OF PROFIT OR LOSS OF GOODWILL. Further, indemnification shall be limited to actual damages which in no event shall exceed the total amount of compensation payable to CSL hereunder.

(e) Except as otherwise provided in this Section 11, CSL’s sole responsibility to WIN for errors or omissions in providing the Services shall be to re-perform such Services promptly and properly in a diligent manner, at no additional cost or expense; provided, however, that each Party shall use reasonable best efforts to detect any such errors or omissions and promptly advise the other Party of any such error or omission of which it becomes aware.

12. Termination.

(a) This Agreement may be terminated prior to expiration of the Term in accordance with the following:

(i) upon the mutual written agreement of the Parties;

(ii) by either WIN, on the one hand, or CSL, on the other hand, (i) for material breach of any of the terms hereof by WIN or by CSL, respectively, if such breach is curable within thirty (30) days and such breach shall not have been cured within thirty (30)

calendar days after written notice of breach is delivered to the defaulting Party and (ii) if such breach is not curable within thirty (30) days, such breach shall not have been addressed by the defaulting Party through a good faith plan to cure such breach;

(iii) WIN shall fail to pay for Services in accordance with the terms of this Agreement (and such payment is not disputed by CSL in good faith in accordance with Section 4(c) hereof) and such breach is not cured within fifteen (15) calendar days after written notice of breach is delivered to WIN, including by electronic mail to WIN’s Transition Representative; or

(iv) by either WIN, on the one hand, or CSL, on the other hand, upon written notice to WIN, on the one hand, or CSL, on the other hand, if the other Party files a proceeding in bankruptcy, receivership, rehabilitation or reorganization, or for composition, liquidation or dissolution or for similar relief, or there is a filing against such person of any such proceeding which is not dismissed within sixty (60) calendar days after the filing thereof.

(b) In addition, this Agreement may be terminated solely with respect to any one or more Service(s) or additional service(s) provided hereunder prior to the expiration of the Term in accordance with the following:

(i) If WIN desires to terminate a Service, WIN shall complete a Service Termination Request Form, substantially in the form attached hereto as Exhibit 2. In completing the Service Termination Request Form, WIN shall refer to the Service it wishes to terminate (the “Terminated Service”) as it is specifically named in the Services Attachment or Transition Plan, as applicable.

(ii) Unless otherwise set forth on the Service Termination Request Form, CSL shall cease such Terminated Service(s) or additional service(s) as soon as practicable after CSL’s receipt of the Service Termination Request Form, but in no event later than thirty (30) calendar days after CSL has received such written notification from WIN.

(iii) If a Service is terminated, the Services Attachment and/or Transition Plan shall be updated, as applicable, to reflect such termination.

(c) Immediately following expiration or termination of this Agreement, each Party shall return to the other Party (and make no further use of) all proprietary information of the other Party in each Party’s possession or control, including, in the case of WIN, any CSL Confidential Information and, in the case of CSL, any WIN Confidential Information. Likewise, except as necessary to comply with applicable law, within thirty (30) days following any such termination or expiration, each Party shall return to the other Party (and make no further use of) all copies of all proprietary information of the other Party in each Party’s possession or control, including, in the case of WIN, any CSL Confidential Information and, in the case of CSL, any WIN Confidential Information.

13. Confidentiality. Each Party acknowledges that during the course of providing Services hereunder, or in the course of receiving Services hereunder, the other Party may disclose to it certain confidential information. Each Party agrees to use such confidential information only for the purposes for which it was disclosed and in accordance with the terms and conditions set forth in Section 8.2 of the Distribution Agreement and the obligations hereunder shall survive until the earlier of (i) five (5) years after the date of final disclosure of confidential information hereunder or (ii) so long as may be required by Law.

14. Independent Contractor Status. Each Party shall be deemed to be an independent contractor to the other Party. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between WIN and CSL. The terms of this Agreement are not intended to cause any of the Parties and their Affiliates to become a joint employer for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other Party (or any Affiliates thereof) or provide it with the ability to control such other Party (or any Affiliates thereof), and each Party expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party (or any Affiliates thereof). Nothing in this Agreement shall oblige either Party to act in breach of the requirements of any Law applicable to it, including securities and telecommunications laws, written policy statements of securities commissions, telecommunications and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

16. Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement (other than outstanding payment obligations hereunder) from acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, and power blackouts. Upon the occurrence of a condition described in this Section 16, the Party whose performance is prevented shall give written notice to the other Party and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.

17. Dispute Resolution Procedures.

(a) Other than such disputed matters addressed by Section 4(c), if a dispute arises between the Parties with respect to the terms and conditions of this Agreement, a Party’s performance of its obligations hereunder, or any matter relating to the Services (“Dispute”), the Parties agree to use and follow this dispute resolution procedure described in this Section 17 prior to initiating any judicial action.

(b) Claims Procedure. If a Party shall have a Dispute, such Party shall provide written notice to the other Party in accordance with the provisions of Section 19 of this Agreement, in the form of a claim identifying the nature of the Dispute in sufficient detail to describe the basis for the claim (a “Dispute Notice”). Upon receipt of the Dispute Notice, the other Party shall have five (5) calendar days to provide a written response to the Dispute Notice (the “Response”). The Party providing the Dispute Notice shall have an additional five (5)

calendar days following its receipt of the Response to accept the proposed resolution or to request implementation of the procedure set forth in Section 17(c) below (the “Escalation Procedure”). Failure to comply with the time limitations set forth in this Section 17 may result in the implementation of the Escalation Procedures.

(c) Escalation Procedure. At the written request of a Party involved in the Dispute and in compliance with Section 17(b), each Party shall appoint a knowledgeable, responsible representative to negotiate in good faith to resolve such Dispute (the “Representatives”). The Parties intend that the Representatives shall be empowered to decide the issues presented in any Dispute. The Representatives will attempt to resolve the Dispute within five (5) business days of receiving the written request. If the Dispute cannot be resolved within that time period, then the Parties may resort to judicial action or other remedies. During the time period of any Dispute, each Party shall continue to perform its respective obligations under this Agreement (except in the event WIN fails to pay amounts due in accordance with Section 4 hereunder).

18. Amendments; Waivers. No alteration, modification or change of this Agreement, including the Services set forth on the Services Attachment, shall be valid except by an agreement in writing executed by the Parties. Except as otherwise expressly set forth herein, no failure or delay by any Party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof

19. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to WIN:

Windstream Services, LLC

4001 Rodney Parham Rd.

Little Rock, AR 72212

Attn: General Counsel

Fax No.: 501-748-7400

If to CSL:

CSL National, LP

10802 Executive Center Drive

Benton Building Suite 300

Little Rock, AR 72211

Attn: General Counsel

or to any other or additional persons and addresses as the Parties may from time to time designate in a writing delivered in accordance with this Section 19.

20. Assignment; Benefit and Binding Effect. No Party may assign this Agreement without the prior written consent of each of the other Party; provided, however, WIN, without the consent of CSL, may assign this Agreement to any Affiliate of WIN, and CSL may, without the consent of WIN, assign this Agreement to any Affiliate of CSL, but none of the assignments described in this sentence shall relieve the assignor of its obligations hereunder and, provided further, that any Party may make a collateral assignment of its rights hereunder for the benefit of its lenders. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The provisions of this Agreement shall be for the exclusive benefit of the Parties (and their successors and permitted assigns) and shall not be for the benefit of any other Person.

21. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law. Upon such determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

22. Entire Agreement. The Distribution Agreement, this Agreement, the Billing and Remittance Agreement, and the Schedules and Exhibits hereto and thereto collectively represent the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement. Each Party hereby represents, acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein or in the Distribution Agreement in entering into this Agreement.

23. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

24. Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

25. Specific Performance. The Parties acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion and in addition to all other rights and remedies available in law or in equity, to the extent permitted hereunder, apply for specific performance or injunctive or other relief with a court of competent jurisdiction as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable Law, each Party waives any objection to the imposition of such relief.

26. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

27. Fees and Expenses. Except as otherwise provided in this Agreement and the Exhibit hereto, each Party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each Party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such Party.

28. Survival. The provisions of Sections 4, 8 through 28, 30 and 31 shall survive the expiration or earlier termination of this Agreement.

29. General Cooperation. Subject to the terms and conditions set forth in this Agreement, CSL’s obligations under this Agreement shall be conditioned on WIN using all commercially reasonable efforts to provide information and documentation sufficient for CSL to perform the Services as they were performed prior to the date of this Agreement, and make available, as reasonably requested by CSL, sufficient resources and timely decisions, approvals and acceptances in order that CSL accomplish its obligations under this Agreement in a timely and efficient manner.

30. Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and the Services Attachment, the provisions of the Services Attachment shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.

31. No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

32. Parties in Interest. Other than Persons entitled to receive indemnification under Section 10, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Services Agreement. Each CSL Indemnified Party other than CSL, and each WIN Indemnified Party other than WIN, is an express, third-party beneficiary of Section 11.

33. Data Protection. Each Party shall comply with its obligations under all applicable data protection laws in respect of the Services to be provided under this Agreement. Each Party agrees in respect of any such personal data supplied to it by the other Party that it shall: (a) only act on instructions from the other Party regarding the processing of such personal data under this Agreement and shall ensure that appropriate technical and organizational measures shall be taken against unauthorized or unlawful processing of the personal data and against accidental loss or destruction of, or damage to, the personal data; and (b) comply with any reasonable request made by the other Party to ensure compliance with the measures contained in this Section.

34. Further Assurances. Each Party shall perform all other acts and execute and deliver all other documents as may be necessary to secure all necessary authorizations and approvals of this Agreement by all applicable governmental bodies in the United States of America, and as otherwise may be required to give effect to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

CSL NATIONAL, LP
By:	CSL NATIONAL GP, LLC, its general partner

By:	/s/ Kenneth A. Gunderman
Name:	Kenneth A. Gunderman
Title:	President & CEO

WINDSTREAM SERVICES, LLC

By:	/s/ Tony Thomas
Name:	Tony Thomas
Title:	President & CEO

Signature Page to Reverse Transition Services Agreement

EXHIBIT 1

SERVICES ATTACHMENT – SUMMARY SERVICES DESCRIPTION

Business Function Category	Term	Detailed Service Description

Customer Service Support	90 days, or upon conversion of McLeod customers into the WINCare billing platform	Using TAS current processes, TAS shall provide the following customer service support to WIN for McLeod CLEC residential customers: (i) support for inbound/outbound customer telephone calls, emails, written correspondence, etc.; (ii) order processing support including in-orders, out-orders, cancellations, and changes to customer accounts; (iii) the ability to move customer service representatives to different call queues based on call volume; (iv) support for customer disconnect requests and calls; (v) customer adjustment processing including online adjustments, etc.; and (vi) customer payment processing including online payments, etc. TAS will retain liability for bad debts, insufficient checks, etc.

EXHIBIT 2

SERVICES TERMINATION REQUEST FORM

Service Termination Request Form
[Insert WIN Logo]	[Insert CSL Logo]

Requesting Company:
Date of Request:
Completed By:
Service to be Changed:

Requested Service Termination

Item #	Service	Service Provider (Company)	Service Recipient (Company)	Estimated Cost	Requested Termination Date

1

2

3

4

5

6

Acknowledgements
Functional TSA Owner: [insert Receiving Functional Lead name] X	Functional TSA Owner: [insert Providing Functional Lead name] X
On Behalf of [insert NewCo name]	On Behalf of [insert ParentCo name]

Contract Manager: [insert CSL CM Name]	Contract Manager: [insert WIN CM Name]
X	X
On Behalf of CSL National, LP	On Behalf of Windstream Services, LLC